Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement No. 333-42839 on Form S-3, Registration Statement Nos. 333-151426, 333-39003, and 333-39007 on Form S-8, and Amendment No. 1 to the Registration Statement Nos. 333-79557, 333-67610, 333-91956, and 333-121141 on Form S-8 of our reports, dated February 25, 2009, relating to the consolidated financial statements and the financial statement schedule of Intermec, Inc. and the effectiveness of Intermec, Inc.’s internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards), appearing in this Annual Report on Form 10-K of Intermec, Inc. for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP
Seattle, Washington
February 25, 2009